Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration No. 333-115757

$175,000,000

MASSEY ENERGY COMPANY

2.25% Convertible Senior Notes due 2024

SIXTH PROSPECTUS SUPPLEMENT DATED JANUARY 5, 2005

TO

PROSPECTUS DATED JUNE 28, 2004

This Sixth Prospectus Supplement amends and restates the “Selling Securityholders” Section of the Prospectus, dated June 28, 2004, appearing on pages 40—41 of such Prospectus, to update the positions of previously disclosed selling security holders based on (i) completed investor questionnaires submitted to Massey on or before January 4, 2005, (ii) information included in our Eighth Prospectus Supplement filed on and dated December 7, 2004 for our 4.75% Convertible Senior Notes due 2023 and (iii) information from the Trustee regarding sales of the notes completed pursuant to the Prospectus.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by UBS Securities LLC and Bear, Stearns & Co. Inc. (the “Initial Purchasers”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed by the Initial Purchasers to be “qualified institutional buyers” (as defined by Rule 144A under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to the Prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes.

Set forth below are the names of each selling securityholder, the principal amount of notes that may be offered by such selling securityholder pursuant to the Prospectus, and the number of shares of common stock into which such notes are convertible. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth certain information received by us on or prior to January 4, 2005. However, any or all of the notes or common stock listed below may be offered for sale pursuant to the Prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided, in transactions exempt from the registration requirements of the Securities Act or pursuant to the Prospectus. Some of the selling securityholders may hold additional notes that have been registered under the Securities Act.

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold(4)	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion		Shares of Common Stock Registered (1)(4)
AG Domestic Convertibles, LP	1,200,000	0.69%			35,714
AG Offshore Convertibles, Ltd.	2,800,000	1.60%			83,333
Akela Capital Master Fund, Ltd.	10,000,000	5.71%			297,619
Attorneys Title Insurance Fund	150,000	0.09%			4,464
Banc of America Securities LLC	1,000,000	0.57%			29,761
BNP Paribas Arbitrage	250,000	0.14%			7,440
BP Amoco PLC Master Trust	818,000	0.47%			24,345
Calamos Growth & Income Portfolio—Calamos Advisors Trust	245,000	0.14%			7,291
Calamos Growth & Income Fund—Calamos Investment Trust	13,000,000	7.43%			386,904
CNH CA Master Account, L.P.	250,000	0.14%	103,146	(2)	7,440
Context Convertible Arbitrage Fund, LP	775,000	0.44%	143,115	(2)	23,065
Context Convertible Arbitrage Offshore, Ltd.	1,825,000	1.04%	363,590	(2)	54,315
Continental Assurance Company on behalf of its Separate Account (E)	100,000	0.06%			2,976
Continental Casualty Company	400,000	0.23%			11,904
Credit Suisse First Boston LLC	1,000,000	0.57%			29,761
Delta Airlines Master Trust	130,000	0.10%			3,869
Delta Airlines Master Trust—CV	45,000	0.03%			1,339
DKR SoundShore Opportunity Holding Fund Ltd.	2,000,000	1.14%			59,523
Duke Endowment c/o Froley, Revy Investment Co., Inc.	500,000	0.29%			14,880
EB Convertible Securities Fund	85,000	0.05%			2,530
Employees’ Retirement System of Rhode Island	500,000	0.29%			14,880
Fidelity Financial Trust: Fidelity Convertible Securities Trust	7,000,000	4.00%			208,333
FrontPoint Convertible Arbitrage Fund L.P.	945,000	0.54%			28,124
Gam High Yield Inc.	500,000	0.29%			14,880
Gates, Bill & Melinda Foundation	1,250,000	0.71%			37,202
GLG Global Convertible Fund	1,300,000	0.74%			38,690
GLG Global Convertible UCITS Fund	1,700,000	0.97%			50,595
Grace Convertible Arbitrage Fund, LTD.	5,000,000	2.86%			148,809
HBK Master Fund L.P.	4,850,000	2.77%			144,345
Honeywell International Inc. Master Retirement Trust	1,000,000	0.57%			29,761
Hotel Union & Hotel Industry of Hawaii Pension Plan	214,000	0.12%			6,369

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold(4)	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion		Shares of Common Stock Registered (1)(4)
Institutional Benchmark Master Fund	1,000,000	0.57%			29,761
Institutional Benchmarks Master Fund Ltd.	1,123,000	0.64%			33,422
Lord Abbett Investment Trust — LA Convertible Fund	1,000,000	0.57%			29,761
Lyxor/Context Fund Ltd.	50,000	0.03%	60,598	(2)	1,488
Mellon HBV Master Convertible Arbitrage Fund LP	1,169,000	0.67%			34,791
Mellon HBV Master Leveraged Multi-Strategy Fund LP	446,000	0.25%			13,273
Mellon HBV Master Multi-Strategy Fund LP	678,000	0.39%			20,178
Microsoft Corporation	5,000	0.00%			149
Mint Master Fund LTD	207,000	0.12%			6,160
MLQA Convertible Securities Arbitrage Ltd.	5,000,000	2.86%			148,809
Morgan Stanley & Co. Incorporated	500,000	0.29%	120,968	(5)	14,880
National Bank of Canada	300,000	0.17%	46,416	(2)	8,928
Nations Convertible Securities Fund	5,415,000	3.09%	181,021	(2)	161,160
New York City Employees Retirement System	1,000,000	0.57%			29,761
New York City Police Pension Fund	500,000	0.29%			14,880
Primus High Yield Bond Fund, LP	1,500,000	0.86%			44,642
Putnam Convertible Income—Growth Fund	3,200,000	1.83%			95,238
Retirement Income Plan for Employees of Armstrong World Industries, Inc.	250,000	0.14%			7,440
Rockwell Automation Master Trust	100,000	0.06%			2,976
Royal Bank of Canada (Norshield)	200,000	0.11%	48,994	(2)	5,952
Sage Capital Management LLC	150,000	0.09%			4,464

Name	Aggregate Principal Amount of Notes at Maturity that May be Sold(4)	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to Conversion		Shares of Common Stock Registered (1)(4)
Southern Farm Bureau Life Insurance	1,075,000	0.61%			31,994
Sphinx Convertible Arb Fund SPC	474,000	0.27%			14,107
SSI Blended Market Neutral L.P.	424,000	0.24%			12,619
SSI Hedged Convertible Market Neutral L.P.	675,000	0.39%			20,089
Teachers Insurance and Annuity Association of America	1,500,000	0.86%			44,193
Teachers Retirement System for the City of New York	1,000,000	0.57%			29,761
The TJX Companies Inc. Retirement Plan Trust	50,000	0.03%			1,488
UBS Securities LLC(3)	2,000,000	1.14%	3,287		59,524
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	100,000	0.06%	12,893	(2)	2,976
Viacom Inc. Pension Plan Master Trust	22,000	0.01%			654
Windmill Master Fund LP	1,000,000	0.57%			29,761

(1) Assumes conversion of all of the holder’s notes at a conversion rate of 29.7619 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustments as described under “Description of the Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Indicates the number of shares of common stock owned by the selling securityholders assuming conversion of the 4.75% Convertible Senior Notes due 2023 owned by such selling securityholders at a conversion rate of 51.573 shares of common stock per $1,000 principal amount of notes.

(3) UBS Securities LLC was one of the initial purchasers in the private placement of the notes.

(4) Amounts indicated may be in excess of the total amount registered due to sales or transfers since the date upon which the selling securityholders provided to us the information regarding their notes.

(5) This value consists of 104,867 shares of our common stock owned by the selling securityholder and 16,101 shares of our common stock owned by the selling securityholder assuming conversion of the registered 2.25% Convertible Senior Notes due 2024 owned by such selling securityholder at a conversion rate of 29.7619 shares of common stock per $1,000 principal amount of notes.

The preceding table has been prepared based upon information (i) furnished to us by the selling securityholders named in the table, (ii) from our Eighth Prospectus Supplement filed on December 7, 2004 for our 4.75% Convertible Senior Notes due 2023 and (iii) furnished to us from the Trustee. From time to time, additional information concerning ownership of the notes and common stock may rest with certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements, if and when necessary.